Exhibit 99.1

Matthew McRae Joins Snap Inc. Board of Directors
SANTA MONICA, Calif. - Snap Inc. (NYSE: SNAP) announced today that Matthew McRae, Chief Executive Officer of Arlo Technologies, Inc., has been appointed to the company’s board of directors, effective as of December 4, 2025.
“We are excited to welcome Matt to Snap’s board of directors,” said Evan Spiegel, co-founder and Chief Executive Officer of Snap Inc. “His deep experience across technology and product innovation will be an important resource as we continue to grow our business.”
“Matt brings a unique perspective to Snap, with years of experience innovating across hardware and software,” said Michael Lynton, Chairperson of the board of directors of Snap Inc. “We are excited to welcome him to the board and eager to begin collaborating.”
“Snap has a long track record of innovation and category-defining services,” said McRae. “I’m thrilled to join the board and collaborate with Evan, Michael, and the other directors to help the company capitalize on the opportunities ahead.”
Mr. McRae has served as Chief Executive Officer and a member of the board of directors of Arlo Technologies, Inc. since August 2018. He previously was NETGEAR’s Senior Vice President of Strategy, and prior to that served as Chief Technology Officer of VIZIO, Inc. for over 7 years. Mr. McRae previously served as Vice President of Marketing and Business Development of Fabrik (now part of HGST, Inc.), and before that was Senior Director, Worldwide Business Development at Cisco Systems, Inc. Mr. McRae currently serves on the board of directors for Origin Wireless, Inc., and was previously on the board of directors of Violux, Inc., Dedicated Hosting Services, Inc. and the Leatherby Center for Entrepreneurship and Business Ethics at the Business School of Chapman University. Mr. McRae holds a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania and a Bachelor of Science in Computer Engineering from the University of Pennsylvania.
About Snap Inc.
Snap Inc. is a technology company. We believe the camera presents the greatest opportunity to improve the way people live and communicate. We contribute to human progress by empowering people to express themselves, live in the moment, learn about the world, and have fun together. For more information, visit snap.com.
Investors and Analysts:
ir@snap.com
Press:
press@snap.com

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